UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                     PURSUANT TO SECTION 13 OR 15(D) OR THE
                        SECURITIES EXCHANGE ACT OF 1934


                                 May 29, 1998




                            ML-LEE ACQUISITION FUND, L.P.
     (Exact name of registrant ass specified in its governing instruments)


              Delaware                               13-3426817
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)



                             World Financial Center
                            South Tower - 23rd Floor
                         New York, New York 10080-6123
              (Address of principal executive office and zip code)


Registrant's telephone number, including area code: (212) 236-7339

                              ITEM 5. OTHER EVENTS


     On May 27, 1998, Playtex Products Inc., ("Playtex") a Managed Portfolio Company of the ML-Lee Acquisition Fund, L.P. (the "Fund"), completed a public offering in the international markets of approximately 4 million shares of Common Stock at a net price of $13.215 per share (the "Playtex Offering"). Of the 4 million shares offered, approximately 3.8 million shares were offered by affiliates of the Thomas H. Lee Company, including the Fund. As part of the Playtex Offering, the Fund sold its remaining investment in Playtex, consisting of approximately 1.4 million shares of Common Stock. The Fund received proceeds of $18.5 million and recognized a gain on the sale of approximately $15.3 million. Net Distributable Proceeds of $37.74 per Unit will be distributed to Limited Partners of record as of May 27, 1998.

     In addition to the sale of its investment in Playtex, the Fund has sold all of its remaining Non-Managed Portfolio Company investments during the second quarter of 1998. On April 7, 1998, pursuant to Rule 144 of the Securities Act of 1933, the Fund sold its investment of 25,500 shares of TLC Beatrice International Holdings Common Stock for $1.3 million or $51.25 per share. During May 1998, the Fund sold its investment in SWO Holdings, consisting of 250,000 shares of SWO Holdings Common Stock, 1,430 shares of Homeland Holdings Common Stock, and 1,506 Homeland Holdings Common Stock Purchase Warrants, and received aggregate proceeds of $11,102. Additionally, on May 4, 1998, the Fund sold 2,067 Common Stock Purchase Warrants of Magellan Health Services for $5,168. The sale of Non-Managed Portfolio Company investments have generated total proceeds to the Fund of $1.32 million or $2.69 per Unit. Net Distributable Capital Proceeds will be distributed to Limited Partners of record as of the date of such sales.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 29th day of May, 1998.




      Signature                           Title
      ---------                           -----




                                    ML Mezzanine Inc.
______________________              Vice President and Treasurer
Audrey Bommer                       (Principal Financial Officer of Registrant)